Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter Ended March 31, 2018

HIGHLIGHTS

•	New bookings up 142% over Q1 2017

•	60-month backlog increased to $4.4 billion

•	ACI On Demand segment revenue up 6% over Q1 2017

•	ACI On Demand adjusted net EBITDA margin up over 800 basis points over Q1 2017

•	Reiterating full year 2018 guidance

NAPLES, FLA — May 10, 2018 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced financial results for the quarter ended March 31, 2018.

“ACI had a solid quarter with bookings that grew significantly over Q1 of last year. Our On Demand segment continues to grow nicely and we are starting to see the progression towards our long term revenue and profitability targets,” commented Phil Heasley, President and CEO, ACI Worldwide. “Following our solid start, we remain confident in achieving our full year guidance.”

Q1 2018 FINANCIAL SUMMARY

New bookings were $215 million, which was up 142% compared to Q1 2017. Total bookings were $266 million, up 44% from last year’s first quarter.

Effective January 1, 2018, the company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition (“ASC 605”).

Under ASC 606, revenue in Q1 2018 was $209 million. Under ASC 605, Q1 2018 revenue was $225 million, down slightly as expected from Q1 2017 given the timing and size of renewal and capacity events in the quarter.

In Q1 2018, revenue from ACI’s On Demand segment grew 5% over last year, on a reported basis. Under the comparative ASC 605 basis, ACI’s On Demand segment grew 6%. ACI On Demand segment adjusted net EBITDA margin increased over 800 basis points from last year, under the comparative ASC 605 basis. Net EBITDA margins are adjusted for pass through interchange revenues representing $40 million and $39 million, for Q1 2018 and 2017, respectively. ACI On Premise segment revenue and adjusted EBITDA margin were both down as expected given the timing and size of renewal and capacity events in the quarter.

ACI ended Q1 2018 with a 12-month backlog of $836 million and a 60-month backlog of $4.4 billion. After adjusting for foreign currency fluctuations and ASC 606-related accounting changes, our 12-month backlog grew $16 million and our 60-month backlog increased $98 million from Q4 2017.

ACI ended Q1 2018 with $74 million in cash on hand, up from $70 million at year end 2017, and a debt balance of $689 million, down $7 million from year end 2017.

REITERATING GUIDANCE

The company expects the adoption of ASC 606 to impact the timing and amount of revenue recognition for its on-premise licensing arrangements. The company does not expect the adoption of ASC 606 to have a significant impact on its other revenue streams or cash flows from operations. The company has provided its full-year and second quarter outlook under both ASC 606 and ASC 605 in order to provide additional transparency. The company will continue to provide actual results under both ASC 606 and ASC 605 throughout 2018.

For the full year 2018 under ASC 606, the Company expects revenue to be between $1.03 billion and $1.055 billion and adjusted EBITDA to be in a range of $255 million to $270 million, which excludes approximately $7 million in significant transaction related expenses. We expect between $230 million and $240 million of revenue under ASC 606 in the second quarter.

For the full year 2018 under ASC 605, the Company expects revenue to be between $1.05 billion and $1.075 billion, which represents 3-5% growth over 2017 on a comparable GAAP basis. Adjusted EBITDA is expected to be in a range of $270 million to $285 million, which excludes approximately $7 million in significant transaction related expenses. We expect between $240 million and $250 million of revenue under ASC 605 in the second quarter. We expect full year 2018 new bookings growth to be in the low double digits.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS AND OUTLOOK

Management will host a conference call at 8:30 am ET to discuss these results as well as 2018 guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 6499206. There will be a replay of the call available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2018.

ACI, ACI Worldwide, ACI Payment Systems, the ACI logo and all ACI product names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

Product roadmaps are for informational purposes only and may not be incorporated into a contract or agreement. The development release and timing of future product releases remains at ACI’s sole discretion. ACI is providing the following information in accordance with ACI’s standard product communication policies. Any resulting features, functionality, and enhancements or timing of release of such features, functionality, and enhancements are at the sole discretion of ACI and may be modified without notice. All product roadmap or other similar information does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making a purchasing decision.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting adjusted operating free cash flow, which is defined as net cash provided by operating activities, net after-tax payments associated with employee-related actions and facility closures, and net after-tax payments associated with significant transaction-related expenses. Adjusted operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize adjusted operating free cash flow as a further indicator of operating performance and for planning investing activities. Adjusted operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of adjusted operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that adjusted operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI backlog includes estimates for SaaS and PaaS, license, maintenance, and services specified in executed contracts but excluded from contracted revenue that will be recognized in future periods, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimates are derived using the following key assumptions:

•	License arrangements are assumed to renew at the end of their committed term or under the renewal option stated in the contract at a rate consistent with historical experience. If the license arrangement includes extended payment terms, the renewal estimate is adjusted for the effects of a significant financing component.

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	SaaS and PaaS arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog estimates should be considered in addition to, rather than as a substitute for, reported revenue and contracted but not recognized revenue (including deferred revenue).

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) our belief that we are starting to see the progression towards our long term revenue and profitability targets; (ii) our confidence in achieving our full year guidance; (iii) expectations regarding revenue, adjusted EBITDA, and new bookings growth in 2018; and (iv) expectations regarding revenue in the second quarter of 2018.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our ability to protect customer information from security breaches or attacks, our compliance with privacy regulations, our ability to adequately defend our intellectual property in intellectual property litigation, exposure to credit or operating risks arising from certain payment funding methods, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, volatility in our stock price, and potential claims associated with our sale and transition of our CFS assets and liabilities. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$74,281	$69,710
Receivables, net of allowances of $4,001 and $4,799, respectively	278,369	262,845
Recoverable income taxes	7,673	7,921
Prepaid expenses	29,961	23,219
Other current assets	29,010	58,126

Total current assets	419,294	421,821

Noncurrent assets
Accrued receivables, net	187,133	—
Property and equipment, net	80,775	80,228
Software, net	150,653	155,386
Goodwill	909,691	909,691
Intangible assets, net	188,688	191,281
Deferred income taxes, net	22,109	66,749
Other noncurrent assets	56,826	36,483

TOTAL ASSETS	$2,015,169	$1,861,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$33,479	$34,718
Employee compensation	34,350	48,933
Current portion of long-term debt	20,379	17,786
Deferred revenue	111,639	107,543
Income taxes payable	6,178	9,898
Other current liabilities	64,312	102,904

Total current liabilities	270,337	321,782

Noncurrent liabilities
Deferred revenue	45,380	51,967
Long-term debt	658,861	667,943
Deferred income taxes, net	26,564	16,910
Other noncurrent liabilities	35,005	38,440

Total liabilities	1,036,147	1,097,042

Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	616,913	610,345
Retained earnings	775,420	550,866
Treasury stock	(342,316)	(319,960)
Accumulated other comprehensive loss	(71,697)	(77,356)

Total stockholders’ equity	979,022	764,597

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,015,169	$1,861,639

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2018	2017
Revenues
Software as a service and platform as a service	$104,280	$99,447
License	28,046	59,381
Maintenance	56,659	54,471
Services	20,325	18,163

Total revenues	209,310	231,462

Operating expenses
Cost of revenue (1)	107,336	108,543
Research and development	36,791	37,285
Selling and marketing	31,893	27,137
General and administrative	28,649	32,503
Depreciation and amortization	21,345	22,371

Total operating expenses	226,014	227,839

Operating income (loss)	(16,704)	3,623

Other income (expense)
Interest expense	(9,365)	(10,160)
Interest income	2,744	106
Other, net	(55)	649

Total other income (expense)	(6,676)	(9,405)

Loss before income taxes	(23,380)	(5,782)
Income tax benefit	(3,952)	(4,174)

Net loss	$(19,428)	$(1,608)

Loss per common share
Basic	$(0.17)	$(0.01)
Diluted	$(0.17)	$(0.01)

Weighted average common shares outstanding
Basic	115,642	116,610
Diluted	115,642	116,610

(1)	The cost of revenue excludes charges for depreciation but includes amortization of purchased and developed software for resale.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(19,428)	$(1,608)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	5,926	6,274
Amortization	19,067	19,364
Amortization of deferred debt issuance costs	699	1,734
Deferred income taxes	(4,827)	(5,919)
Stock-based compensation expense	6,362	6,297
Other	(663)	538
Changes in operating assets and liabilities
Receivables	68,741	84,033
Accounts payable	(2,611)	(3,689)
Accrued employee compensation	(14,743)	(12,421)
Current income taxes	(3,569)	(3,339)
Deferred revenue	11,326	9,049
Other current and noncurrent assets and liabilities	(21,144)	(14,627)

Net cash flows from operating activities	45,136	85,686

Cash flows from investing activities:
Purchases of property and equipment	(5,937)	(6,566)
Purchases of software and distribution rights	(6,652)	(5,839)

Net cash flows from investing activities	(12,589)	(12,405)

Cash flows from financing activities:
Proceeds from issuance of common stock	753	693
Proceeds from exercises of stock options	9,118	7,035
Repurchase of restricted stock for tax withholdings	(914)	(3,155)
Repurchases of common stock	(31,113)	—
Proceeds from revolving credit facility	48,000	12,000
Repayment of revolving credit facility	(50,000)	(100,000)
Proceeds from term portion of credit agreement	—	415,000
Repayment of term portion of credit agreement	(5,187)	(370,477)
Payment of debt issuance costs	—	(5,340)
Payments on other debt and capital leases	(352)	(4,629)

Net cash flows from financing activities	(29,695)	(48,873)

Effect of exchange rate fluctuations on cash	1,719	(417)

Net increase in cash and cash equivalents	4,571	23,991
Cash and cash equivalents, beginning of period	69,710	75,753

Cash and cash equivalents, end of period	$74,281	$99,744

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures

(unaudited and in millions, except per share data)

Adjusted EBITDA (millions)	Quarter Ended March 31,
	2018	2018	2017
	As Reported ASC 606	Under ASC 605
Net income	$(19.4)	$(7.5)	$(1.6)
Plus:
Income tax expense	(4.0)	(2.0)	(4.2)
Net interest expense	6.6	9.2	10.0
Net other expense (income)	0.1	0.7	(0.6)
Depreciation expense	5.9	5.9	6.3
Amortization expense	19.1	19.1	19.3
Non-cash compensation expense	6.4	6.4	6.3

Adjusted EBITDA before significant transaction related expenses	$14.7	$31.8	$35.5
Significant transaction related expenses	4.3	4.3	6.1

Adjusted EBITDA	$19.0	$36.1	$41.6

Segment Information (millions)	Quarter Ended March 31,
	2018	2018	2017
	As Reported ASC 606	Under ASC 605
Revenue
ACI On Premise	$105.0	$119.7	$131.9
ACI On Demand	104.3	105.2	99.6

Total	$209.3	$224.9	$231.5

Segment Adjusted EBITDA
ACI On Premise	$38.9	$54.0	$68.4
ACI On Demand	(4.2)	(2.2)	(7.0)

Reconciliation of Adjusted Operating Free Cash Flow (millions)	Quarter Ended March 31,
	2018	2017
Net cash flows provided by operating activities	$45.1	$85.7
Net after-tax payments associated with significant transaction related expenses	3.6	3.0
Less capital expenditures	(12.6)	(12.4)

Adjusted Operating Free Cash Flow	$36.1	$76.3